EXHIBIT 99.1

Rocket Companies Appoints AI and Fintech Expert Alex Rampell to Board of Directors

This appointment of Rampell, along with the recent addition of CEO Varun Krishna to the Board, furthers the Company’s fintech and AI-driven vision.

DETROIT, February 1, 2024 – Rocket Companies (NYSE: RKT), the Detroit-based fintech platform company including mortgage, real estate and other financial services businesses, today announced that Alex Rampell has been appointed as an independent director to the Company’s Board of Directors.

Rampell currently serves as General Partner at Andreessen Horowitz, focusing on fintech investments. A noted serial entrepreneur, he cofounded many tech-driven financial companies including Affirm, one of the largest businesses in the rapidly growing ‘buy-now-pay-later’ space, which went public in early 2021. He also cofounded TrialPay, a transactional advertising and payments company serving some of the world’s largest digital goods and e-commerce clients, which was acquired by Visa in 2015. Most recently, Rampell has been an advocate of the responsible use of artificial intelligence (AI), forecasting that generative AI will usher in significant transformation and disruption in the financial services space.

“Alex possesses a rare and remarkable perspective on the intersection of technology, finance and emerging trends. For nearly three decades, he has been creating tech products that simplify the payments and financial processes for a number of large companies,” said Dan Gilbert, Founder and Chairman of Rocket Companies. “One of the world’s leading experts on artificial intelligence, he is also a highly sought-after consultant for many successful businesses. As Alex joins our Board, I look forward to his insight and having his influence on our business as we continue pursuing our mission of AI-powered homeownership.”

Varun Krishna, Rocket Companies CEO, also joined the Board of Directors in December 2023. With more than 20 years of experience, Varun brings a wealth of knowledge and perspective into the fintech space. Now, combined with the addition of Alex Rampell, Rocket Companies has significantly bolstered its product and fintech expertise to complement the skills and experience of the existing Board.

“When I heard Varun speak about the AI tools Rocket is creating, and the massive amount of data at their fingertips, I was simply blown away. The impact that Rocket can have for North Americans who are working toward their dream of homeownership is monumental,” said Rampell. “I’m looking forward to working closely with leadership and the Board to learn even more about how we can make Rocket the leader in using AI to simplify the process of buying, selling and financing homes.”

Rampell is a tech visionary who has been a software engineer and innovator since childhood. At just 10 years old, he began developing “shareware” programs that were posted across the internet. After paper checks started filling his mailbox as payment for his software, he realized there had to be a way to better send and receive funds. This frustration led to his first foray into the fintech space, as he pioneered a way to receive payments through email. He continued building disruptive technology through high school and college, before founding many innovative startups.

He joins at a key time for Rocket. The Company is well positioned to lead the transformation of the homebuying space through generative AI, using the technology to automate routine and complex tasks with the goal of driving a superior homebuying experience. In just a single year, Rocket used AI to generate approximately 3.7 billion customer interactions and decisions.

Rampell also serves on the boards of several Andreessen Horowitz portfolio companies, including Branch, Brightside, Descript, Divvy, Earnin, FlyHomes, Loft, Mercury, Point, Propel, Sentilink, Super Evil Mega Corp, Wise Ltd and Very Good Security. He holds a BA in Applied Mathematics and Computer Science from Harvard University.

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About Rocket Companies

Founded in 1985, Rocket Companies (NYSE: RKT) is a Detroit-based fintech platform company including personal finance and consumer technology brands including Rocket Mortgage, Rocket Homes, Amrock, Rocket Money, Rocket Loans, Rocket Mortgage Canada, Lendesk, Core Digital Media and Rocket Connections.

The Company helps clients achieve the goal of home ownership and financial freedom through industry-leading client experiences powered by its simple, fast and trusted digital solutions. J.D. Power has ranked Rocket Mortgage #1 in client satisfaction for both primary mortgage origination and servicing a total of 21 times. For more information, please visit the Rocket Companies Website or Investor Relations Website.